Exhibit 99-1

FOR IMMEDIATE RELEASE	CONTACT:	Kathryn C. Koessel Investor Relations 612-661-3830

PepsiAmericas Announces Repurchase of 10 Million Shares

Minneapolis, MN, May 3, 2004 – PepsiAmericas (NYSE: PAS) today announced that it repurchased 10 million shares, or approximately 6.8 percent, of its outstanding common stock on April 30, 2004. The shares were purchased from JPMorgan under an accelerated share repurchase program at $20.03 per share for a total cost of approximately $200 million. The accelerated share repurchase program permitted PepsiAmericas to purchase the shares immediately, while JPMorgan will purchase shares in the market over time. The completion of the program will be based on PepsiAmericas average daily trading volume and is expected to be finished within six to nine months. At the end of the program, PepsiAmericas may receive or be required to pay a price adjustment based on the actual cost of JPMorgan share purchases.

“PepsiAmericas’ business continues to perform well, and we are confident in the cash flow levels that we generate and the strength of our balance sheet. We believe that reducing our shares outstanding is an appropriate use of our capital,” said Robert C. Pohlad, Chairman and Chief Executive Officer. “The purchase of shares under the accelerated share repurchase program reflects our confidence in PepsiAmericas’ long-term potential for growth and profitability while continuing to invest in our core business and maintaining the flexibility to make prudent acquisitions.”

In December 2002, the Board of Directors authorized a share repurchase program of 20 million shares. After the accelerated share repurchase, PepsiAmericas had 6.4 million shares remaining under the share repurchase authorization. The company may repurchase these remaining shares from time to time in the open market or through negotiated or accelerated share repurchase transactions, subject to market conditions.

After the repurchase, PepsiAmericas had 138.3 million common shares outstanding.

PepsiAmericas is the second largest Pepsi bottler with operations in 18 states, Central Europe including Poland, Hungary, the Czech Republic and Republic of Slovakia, and the Caribbean including Puerto Rico, Jamaica, the Bahamas, Barbados, and Trinidad and Tobago. In total, PepsiAmericas serves geographic areas with a population of more than 118 million people. PepsiAmericas manufactures, distributes and markets a broad portfolio of Pepsi-Cola, and other national and regional brands. PepsiCo, Inc. (NYSE: PEP) beneficially owns a 41.4 percent equity interest in PepsiAmericas.